EXHIBIT 99.1


NEWS                                         RE:
BULLETIN                                             OPTICAL CABLE CORPORATION
                                                     5290 Concourse Drive
                                                     Roanoke, VA 24019
                                                     (Nasdaq:  OCCF)

FROM:
[FRB LOGO]
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The Financial Relations Board Inc.

FOR FURTHER INFORMATION:

AT THE COMPANY:                                AT THE FINANCIAL RELATIONS BOARD:
Robert Kopstein         Ken Harber             Alison Ziegler - General Info.
Chairman & CEO          VP of Finance          Jordan Darrow - Analyst Info.
(540) 265-0690          (540) 265-0690         Deanne Eagle - Media Info.
kopstein@occfiber.com   kharber@occfiber.com   (212) 661-8030

FOR IMMEDIATE RELEASE

                      OPTICAL CABLE CORPORATION AUTHORIZES
                      EXPANSION OF STOCK REPURCHASE PROGRAM

ROANOKE, Virginia -- March 29, 1999 -- Optical Cable Corporation (Nasdaq: OCCF) today announced that its Board of Directors has amended its stock repurchase plan to allow the repurchase of up to $15 million of the Company's common stock in the open market or in privately negotiated transactions over the next twelve months. The Company's original plan, authorized in October 1997, allowed for the repurchase of up to $5 million of common stock. The authorization was increased to $10 million in April 1998.

"The decision to repurchase our shares reflects management's continued confidence in our global position within the fiber optic cable industry," said Robert Kopstein, President and Chief Executive Officer. "We are particularly pleased with our customers' initial reaction to our website, where they can now place orders for our standard product offerings. Our website began taking orders in early March and we are already seeing growing sales as well as a growing percentage of weekly orders being directed over the Internet. For the first two weeks, the percentage of sales coming over the Internet rose from 6.5% to 20%, with the second week's stock inventory sales overall being approximately 50% greater than the first week's. After a relatively flat February, early indications are that our small order business, which has historically represented two-thirds of revenues, is continuing to strengthen in March. Our gross margin has also continued to improve from 43.6% in the first fiscal quarter to 46.5% in February. This is only the second time in the last five years that the gross margin has reached these levels. The improvement in the gross margin reflects favorable fiber pricing as well as improving prices for our fiber optic cable products."

Optical Cable Corporation manufactures and markets a broad range of fiber optic cables for "high bandwidth" transmission of data, video and audio communications over moderate distances. Optical Cable Corporation's cables can be used both indoors and outdoors and utilize a tight-buffered coating that protects the optical fiber.

                                    --MORE--

Financial Relations Board, Inc. serves as financial relations counsel to this company, is acting on the company's behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

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Optical Cable Corporation
Page 2


Note: This news release contains certain forward looking statements which include statements regarding the Company's venture into e-commerce as well as prospects for gross margins and sales. Forward looking statements are beyond the Company's ability to control and in many cases the Company cannot predict what factors would cause actual results to differ materially from those indicated by the forward looking statements. The Company's documents filed with the Securities and Exchange Commission identify important factors which would cause actual results to differ materially from those indicated by the forward looking statements. These factors include statements about the Company's future growth, level of sales to key customers, actions by competitors, fluctuations in the price of raw materials, the Company's dependence on a single manufacturing facility, ability to protect its proprietary manufacturing technology, a dependence on a limited number of suppliers, technical changes and introductions of new competing products, productivity, international operations, weather as well as other factors.

NOTE: Further information on Optical Cable Corporation is available through our website on the World Wide Web at http://www.occfiber.com

 To receive additional information on Optical Cable Corporation, via fax, at no charge, dial 1-800-PRO-INFO and enter code OCCF.